                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made by and between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation having its principal place of business at 430 Olds Station Road, Wenatchee, Washington (the "Company"), and DONALD A. WRIGHT, a resident of Washington (the "Executive").

                                    RECITALS

      1. The Company desires to continue the employment of the Executive, who is presently the President and Chief Executive Officer and a shareholder and director of the Company, and the Executive is willing to continue his employment with the Company in accordance with the terms hereinafter set forth;

      2. The Board of Directors of the Company (the "Board") and the Compensation Committee of the Board, by appropriate resolutions, have authorized the employment of the Executive as provided for in this Agreement; and

      3. The parties desire to declare the employment agreement entered into between the Company and the Executive, as of June 1, 1997, as amended (the "Initial Employment Agreement"), null and void and to enter into this superseding Agreement.

                                    AGREEMENT

      The Company and the Executive agree as follows:

                                    ARTICLE 1
                               EMPLOYMENT; DUTIES

      1.1 Employment. The Company hereby employs the Executive as the President and Chief Executive Officer of the Company, and the Executive accepts such employment, upon the terms and conditions set forth in this Agreement.

      1.2 Duties. The duties to be performed by the Executive under this Agreement are as specified in the Company's Bylaws and as may be reasonably prescribed from time to time by the Board.

      1.3 Hours. During the Term (as defined below), excluding any periods of vacation, sick leave or other time off to which the Executive is entitled, and without limiting the Executive's ability to participate in unrelated business or other activities on his personal time, the Executive agrees to devote his full attention and working time to the business and affairs of the Company and, to the extent necessary to discharge his duties hereunder, to use his best efforts to perform faithfully and efficiently such duties.

                                    ARTICLE 2
                                TERM OF AGREEMENT

      The term of this Agreement shall commence upon the consummation of an agreement by and among the Company, GSCP Recovery, Inc., Alliance Capital Management L.P., M.W. Post Advisory Group L.L.C. and William E. Simon & Sons Special Situation Partners II, L.P., resulting in the exchange of certain senior subordinated notes (the "Exchange") and end on the third anniversary of such date, or on such date as this Agreement may be earlier terminated pursuant to
Article 6 (the "Term"); provided, however, that if the Exchange does not occur prior to June 1, 2002, this Agreement shall be null and void, and the Initial Employment Agreement shall continue in full force and effect according to its terms; and provided, further, that the covenants set forth in Article 5 shall survive termination of this Agreement according to their terms.

                                    ARTICLE 3
                                  COMPENSATION

      3.1 Base Salary. For services rendered by the Executive under this Agreement, the Company agrees to pay to the Executive, and the Executive agrees to accept, an initial annual base salary of $265,000, and for each year of the Term thereafter the Executive shall be entitled to an increase of five percent (5%) in his annual base salary (the initial base salary and any subsequent base salaries being referred to as the "Base Salary"). The Company shall pay the Executive's Base Salary in installments not less frequently than monthly, less all amounts required by law to be withheld, deducted or collected, in accordance with the Company's normal payroll policies for other executive officers, as such policies may be changed from time to time.

      3.2 Stock Options.

            3.2.1 Upon Consummation of Exchange Agreement. Immediately upon the occurrence of the Exchange all previously granted options to purchase shares of common stock of the Company shall be cancelled, and the Executive shall be entitled to receive new options to purchase shares of common stock of the Company ("Exchange Options"), pursuant to the Pacific Aerospace & Electronics, Inc. 2002 Stock Option Plan (the "Stock Option Plan") and an option agreement between the Executive and the Company.

            3.2.2 Discretionary Grants. In addition to any Exchange Options granted pursuant to Section 3.2.1, the Executive may be granted stock options from time to time at the sole discretion of the Board, or a committee of the Board.

                                    ARTICLE 4
                                 OTHER BENEFITS

      4.1 Savings and Retirement Plan. The Executive shall be entitled to participate in all savings and retirement plans or programs generally applicable to other executive officers of the Company.

      4.2 Welfare Benefits. The Executive and qualified dependents shall be eligible for participation in, and shall be eligible to receive all benefits under, welfare benefit plans, practices, policies, and programs maintained by the Company generally for the benefit of other executive officers of the Company. These may, but will not necessarily, include medical, prescription, dental, optical, disability, severance, individual, dependent and group life, accidental death, and travel accident insurance plans and programs.

      4.3 Fringe Benefits. The Executive shall be entitled to fringe benefits generally applicable to other executive officers of the Company.

      4.4 Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business related expenses incurred by the Executive upon the Company's receipt of accountings of such expenses in accordance with practices, policies, and procedures generally applicable to other executive officers of the Company.

      4.5 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation time annually in accordance with the plans, policies, and programs generally applicable to other executive officers of the Company.

      4.6 Automobile. The Executive shall have the use of an automobile of a make, size and model reasonably satisfactory to the Executive and to the Company. The Company shall pay all acquisition or rental costs for that automobile, as well as costs of operation, maintenance, and insurance. The Executive shall be responsible for all personal income taxes, if any, that may be determined to be due by any federal, state or local taxation authority.

                                    ARTICLE 5
                                 DUTY OF LOYALTY

      5.1 Protected Information.

            5.1.1 Access to Protected Information. The Company has advised the Executive, and the Executive has acknowledged, that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below) and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive acknowledges that he will have access to Protected Information with respect to the Company, which information is a valuable, special, and unique asset of the Company's business and operations, and that disclosure of such Protected Information would cause irreparable damage to the Company.

            5.1.2 Covenant. At all times during the Executive's employment and after the termination thereof, regardless of the reason for such termination, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity, or use in any manner, any Protected Information, or cause any Protected Information to enter the public domain, except as may be required in the regular course of the Executive's employment by the Company.

            5.1.3 Employee-Created Protected Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during his employment with the Company which relates to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" which were created for the benefit of the Company, and the Company shall own all rights in such writings. Washington law requires the following notice to be given to the Executive:

            This Agreement does not require the Executive to assign to the Company any invention by the Executive for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time unless (i) the invention related directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, or (ii) the development results from any work performed by the Executive for the Company.

            5.1.4 Return of Confidential Records. All forms of information containing or relating in any way to Protected Information and all physical property made or compiled by the Executive during his employment with the Company shall be the Company's exclusive property. All such information and any copies thereof and all physical property of the Company shall be held by the Executive in trust solely for the benefit of the Company and shall be delivered to the Company upon termination of the Executive's employment or at any other time upon the Company's request.

            5.1.5 Protected Information. For the purposes of this Agreement, "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless the Executive wrongfully caused such information to enter the public domain) and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, patented or proprietary technologies, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

      5.2 Non-Competition.

            5.2.1Covenant. The Executive agrees that during his employment with the Company and for a period of twenty-four (24) months after the termination of his employment, regardless of the reason for such termination, he will not, directly or indirectly, in any capacity, (a) engage or participate in, or become employed by or render advisory or consulting or other services in connection with, any Prohibited Business, as defined below, or (b) make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business.

            5.2.2 Exception. Nothing in this Section 5.2 shall prohibit the Executive from (a) owning any shares in a publicly traded mutual fund, regardless of the amount, or (b) owning a two percent (2%) or less interest in any private company or two percent (2%) or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market.

            5.2.3 Prohibited Business. For purposes of this Agreement, "Prohibited Business" means any business entity that is engaged in activities or produces products that are directly or indirectly competitive with those of the Company anywhere in the United States and which has contact, or seeks to establish contact (including without limitation by making or soliciting sales or submitting bids), with any business or governmental entity in the United States that is, at any time, a customer of the Company, for the purpose of engaging in any such competitive activity.

      5.3 Non-Interference with Employment Relationships. The Executive agrees that during his employment with the Company and for a period of twenty-four (24) months after the termination of his employment, regardless of the reason for such termination, he will not directly or indirectly (a) solicit, induce, or encourage any employee, consultant, independent contractor or other service provider of the Company to leave his or her employment with the Company or to cease providing services to the Company, (b) interfere with any employment or service provider relationship between the Company and any of its employees, or
(c) hire or encourage or assist any other person to hire any person who was an employee, consultant, independent contractor or other service provider of the Company within the previous three (3) months.

      5.4 Disclosure of Business Opportunities. The Executive agrees to promptly and fully disclose to the Company, and not to divert to his own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, supplier, product or activity of the Company or any business opportunities that otherwise should be afforded to the Company.

      5.5 Survival of Undertakings and Injunctive Relief.

            5.5.1 Survival. The provisions of this Article 5 shall survive the Term of this Agreement and the termination of the Executive's employment, irrespective of the reasons therefor. In the event of any violation of this
Article 5, the Executive further agrees that the time periods set forth in such Article shall be extended by the period of such violation.

            5.5.2 Reasonableness. The Executive acknowledges and agrees that the restrictions imposed upon him by this Article 5 are reasonable in scope, duration and geography and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others.

            5.5.3 Injunctive Relief and Other Remedies. The Executive acknowledges and agrees to the following:

                  (a) In view of the Protected Information which the Executive has or will acquire or has or will have access to, and in view of the necessity of the restrictions contained in this Article 5, any violation of any provision of this Article 5 will cause irreparable injury to the Company with respect to the resulting disruption in its operations. By reason of the foregoing, the Executive consents and agrees that if the Executive violates any of the provisions of this Article 5, the Company shall be entitled, in addition to any other remedies that it may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such sections of this Agreement.

                  (b) The laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants set forth in this Agreement. It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability of any provisions, or parts thereof, of this Agreement in one jurisdiction shall not render unenforceable or impair the remainder of the provisions, or parts thereof, of this Agreement in any other jurisdiction. Accordingly, if any provision, or part thereof, of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only in the particular jurisdiction in which such determination is made and not with respect to any other jurisdiction. Further, any such provision or part thereof found to be invalid or unenforceable in a particular jurisdiction shall be modified to give the fullest effect to the intent of the parties' intention as is enforceable and valid under such laws and policies.

      5.6 References to the Company. All references to the Company in this
Article 5 shall be deemed to include any subsidiary, parent, successor in interest, or other affiliate of the Company.

                                    ARTICLE 6
                            TERMINATION OF EMPLOYMENT

      6.1 Termination by Mutual Agreement. The Executive's employment may be terminated at any time during the Term by mutual agreement of the parties, or as otherwise provided in this Article 6.

      6.2 Termination Due to Death or Disability.

            6.2.1 The Executive's employment shall be terminated immediately in the event of his death or Disability (as defined below).

            6.2.2 In the event of a termination due to the Executive's death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation whatsoever, to:

                  (a) payment of the Base Salary through the date of his death or Disability;

                  (b)   any annual bonus awarded and payable but not yet paid;

                  (c) reimbursement of expenses incurred but not paid prior to such termination of employment; and

                  (d) such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs.

            6.2.3 In addition to the foregoing, if the Executive dies prior to the end of the Term, the Company shall pay to the beneficiary designated in writing by the Executive (the "Beneficiary") or, if no such Beneficiary is designated, to the Executive's estate, an amount equal to the lesser of (a) the Base Salary that would have been paid through the end of the Term, and (b) twelve (12) months of the Base Salary, which shall be payable in a lump sum.

            6.2.4 For purposes of this Agreement, "Disability" means a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Company for a period of ninety (90) days as determined:

                  (a) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant, and

                  (b) by the following procedure (in the event that the Executive is not a participant in any long-term disability plan): the Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company's or the Executive's licensed healthcare professional, the other party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

      6.3 Termination for Cause.

            6.3.1 The Company may terminate the Executive's employment without notice at any time for Cause (as defined below).

            6.3.2 Upon any termination for Cause, the Executive shall not be entitled to payment of any compensation other than his Base Salary and benefits accrued under this Agreement up to the date of such termination.

            6.3.3 For purposes of this Agreement, "Cause" shall mean:

                  (a) continued neglect, after notice thereof and failure to remedy within thirty (30) days, or willful misconduct by the Executive with respect to his duties and obligations under this Agreement;

                  (b)   unauthorized expenditure of the Company's funds;

                  (c) unethical business practices in connection with the Company's business;

                  (d) any material breach by the Executive of any term or provision of this Agreement;

                  (e) any act or action of the Executive involving embezzlement or dishonesty related to the Company or the Company's business or misappropriation of the Company's assets,

                  (f) abuse of alcohol or prescription drugs or use of any unlawful drugs; or

                  (g)   conviction of any felony.

      6.4 Termination without Cause.

            6.4.1 The Company may terminate the Executive's employment without notice at any time without Cause.

            6.4.2 In the event of any such termination, the Executive shall be entitled to receive from the Company, in lieu of any other payments and benefits:

                  (a) payment of the Base Salary through the date of termination;

                  (b) an amount equal to twenty-four (24) months of his Base Salary then in effect if his employment is terminated without Cause on or before December 31, 2002, and in an amount equal to twelve (12) months of his Base Salary then in effect if his employment is terminated without Cause after December 31, 2002, payable in each instance in accordance with the normal payroll practices of the Company for other executive officers, including deductions, withholdings, and collections as required by law;

                  (c) continued participation for twelve (12) months after termination in all employee health and medical benefit plans and programs in which the Executive and his eligible dependents were participants immediately prior to termination, if such continued participation is permitted under the general terms and provisions of such plans and programs; provided, however, that if such participation is not permitted, the Company shall provide the Executive with the economic equivalent of such coverage; and provided further that if the Executive becomes eligible to participate in any other health and medical benefit plan or program which confers provides similar benefits, the Executive and his eligible dependents shall cease to receive benefits under this subparagraph in respect of the Company's plan or program; and

                  (d) such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs.

      6.5 Termination for Good Reason.

            6.5.1 The Executive may terminate his employment upon thirty (30) days written notice for Good Reason.

            6.5.2 In the event of a termination for Good Reason, the Executive shall be entitled to receive from the Company, in lieu of any other payments and benefits, the payments and benefits to which he would have been entitled as if his employment was terminated without Cause on such date of termination.

            6.5.3 For purposes of this Agreement, "Good Reason" means a demotion in title or office of the Executive such that he does not serve as President and Chief Executive Officer of the Company, which was not a result of his death, Disability or termination for Cause.

      6.6 No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Sections 6.4.2(b) or 6.5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Sections 6.4.2(b) or 6.5 be reduced by any compensation earned by the Executive as a result of his employment by another entity or person, self-employment or otherwise. If the Executive's employment is terminated pursuant to Sections 6.4 or 6.5, the time periods stated in Sections 5.2 and 5.3 shall be changed to equal the periods during which he is receiving payments pursuant to Sections 6.4.2(b) or 6.5.

      6.7 Conditions to Payment. No payments provided for in Sections 6.4.2(b) or 6.5 shall be payable to the Executive unless and until the Executive signs a general release of claims and waiver of rights arising out of his employment with the Company or the termination of such employment in a form reasonably satisfactory to both parties.

                                    ARTICLE 7
                                  MISCELLANEOUS

      7.1 Assignment, Successors. The Company may freely assign its rights and obligations under this Agreement to a successor of the Company's business without the prior written consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

      7.2 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

      7.3 Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

      7.4 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

      7.5 Notices. All notices and other communications hereunder shall be in writing and either hand delivered or delivered by overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           If to the Company:        PACIFIC AEROSPACE & ELECTRONICS, INC.
                                     430 Olds Station Road
                                     Wenatchee, WA 98801
                                     Attn: President

           If to the Executive:      Donald A. Wright
                                     430 Olds Station Road, 4th Floor
                                     Wenatchee, WA 98801

Any party may from time to time designate a new address by notice given in accordance with this section. Notice and communications shall be effective when actually received by the addressee.

      7.6 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Washington, without regard to its choice of law principles.

      7.7 Effect on Other Agreements. This Agreement supersedes all prior agreements, promises, and representations regarding employment by the Company and severance or other payments contingent upon termination of employment, including, without limitation, any severance plan generally applicable to other executive officers of the Company.

      7.8 Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      7.9 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in this Agreement. All prior agreements concerning the subject matter hereof, including, without limitation, the Initial Employment Agreement, shall be null and void and superseded by this Agreement.

      7.10 Acknowledgment. The Executive represents and acknowledges the following:

                  (a)   he has carefully read this Agreement in its entirety;

                  (b) he understands the terms and conditions contained herein;

                  (c) he has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

                  (d) he is entering into this Agreement knowingly and voluntarily.

      Executed as of the date first written above.

                                   PACIFIC AEROSPACE & ELECTRONICS, INC.

                                   By: /s/ Charles A. Miracle
                                      ------------------------------------------
                                      Charles A. Miracle
                                      Vice President and Chief Financial Officer
                                      Date: March 19, 2002
                                           -------------------------------------


                                   THE EXECUTIVE:


                                   By: /s/ Donald A. Wright
                                      ------------------------------------------
                                      Donald A. Wright
                                      Date: March 19, 2002
                                           -------------------------------------